As filed with the Securities and Exchange Commission on February 9, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PEAR THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-4103092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 State Street, 13th Floor Boston, MA	02109
(Address of Principal Executive Offices)	(Zip Code)
Pear Therapeutics, Inc. 2021 Stock Option and Incentive Plan
Pear Therapeutics, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plans)
Corey McCann, M.D., Ph.D.
Chief Executive Officer
Pear Therapeutics, Inc.
200 State Street, 13th Floor
Boston, MA 02109
(Name and address of agent for service)
(617) 925-7848
(Telephone number, including area code, of agent for service)

Copies to:

Ronan O’Brien	Stacie Aarestad, Esq.
General Counsel	William Kolb, Esq.
Pear Therapeutics, Inc.	Foley Hoag LLP
200 State Street, 13th Floor	155 Seaport Boulevard
Boston, MA 02210	Boston, MA 02210
(617) 832-1000	(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8
This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on Form S-8 relating to the Pear Therapeutics, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”) and the Pear Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) is already effective. Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the Registration Statements we filed on Form S-8 with the Securities and Exchange Commission on February 7, 2022 (File No. 333-262568) including exhibits thereto.
The number of shares of our common stock available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1st equal to the lesser of: (i) five percent (5%) of the number of shares of our Class A Common Shares issued and outstanding on the immediately preceding December 31st or (ii) such lesser amount as determined by the Compensation Committee. Accordingly, on January 1, 2023, the number of shares of our common stock reserved and available for issuance under the 2021 Plan increased by 7,004,708 shares. The number of shares of our common stock available for issuance under the 2021 ESPP is subject to an automatic annual increase on each January 1st equal to the lesser of: (i) 3,600,000 shares of Common Stock, (ii) five percent (5%) of the number of shares of our Class A Common Shares issued and outstanding on the immediately preceding December 31st or (iii) such lesser amount as determined by the Compensation Committee. Accordingly, on January 1, 2023, the number of shares of our common stock reserved and available for issuance under the 2021 ESPP increased by 3,600,000 shares.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date

4.1	Second Amended and Restated Certificate of Incorporation of Pear Therapeutics, Inc.	8-K	001-39969	3.1	December 8, 2021
4.2	Amended and Restated Bylaws of Pear Therapeutics, Inc.	8-K	001-39969	3.2	December 8, 2021
4.3	Specimen Class A Common Stock Certificate	S-1	333-252150	4.2	January 15, 2021
5.1	Opinion of Foley Hoag*
23.1	Consent of Deloitte & Touche LLP*
23.3	Consent of Foley Hoag LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page of this Registration Statement)*
99.1	Pear Therapeutics, Inc. 2021 Stock Option and Incentive Plan	8-K	001-39969	10.8	December 8, 2021
99.2	Pear Therapeutics, Inc. 2021 Employee Stock Purchase Plan	8-K	001-39969	10.9	December 8, 2021
107	Filing Fee Table*
*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, MA on the 9th day of February, 2023.

PEAR THERAPEUTICS, INC.

By:	/s/ Dr. Corey M. McCann
	Name:	Dr. Corey M. McCann
	Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Corey M. McCann, Christopher D.T. Guiffre and Ronan O’Brien as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-8 and any and all amendments to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dr. Corey M. McCann	Chief Executive Officer	February 9, 2023
Dr. Corey M. McCann	(Principal Executive Officer)
/s/ Christopher D.T. Guiffre	Chief Financial Officer and Chief Operating Officer	February 9, 2023
Christopher D.T. Guiffre	(Principal Financial Officer)
/s/ Ellen E. Snow	Vice President, Chief Accounting Officer	February 9, 2023
Ellen E. Snow	(Principal Accounting Officer)
/s/ Alison Bauerlein	Director	February 9, 2023
Alison Bauerlein
/s/ Paul Mango	Director	February 9, 2023
Paul Mango
/s/ Shivakumar Rajaraman	Director	February 9, 2023
Shivakumar Rajaraman
/s/ Kirthiga Reddy	Director	February 9, 2023
Kirthiga Reddy
/s/ Nancy M. Schlichting	Director	February 9, 2023
Nancy M. Schlichting
/s/ Timothy A. Wicks	Director	February 9, 2023
Timothy A. Wicks